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                           SSGA FUNDS MANAGEMENT INC.
                               ONE LINCOLN STREET
                                BOSTON, MA 02111

September 11, 2007

Ryan Louvar, Assistant Secretary
SPDR(R) Series Trust
One Lincoln Street
Boston, MA 02111

Dear Mr. Louvar:

     This letter serves to inform the Trust that effective SEPTEMBER 11, 2007, SSgA Funds Management, Inc. ("SSgA FM"), has contractually agreed to waive a portion of its management fee for the SPDR(R) LEHMAN MUNICIPAL BOND ETF (the "Fund") and reimburse certain expenses to the extent necessary to limit the Fund's total annual operating expenses to 0.20%. This waiver will initially remain in effect until SEPTEMBER 11, 2008 and shall automatically renew for successive annual periods, unless SSgA FM provides notice to the Fund of its intent not to renew prior to the start of the next annual period. The terms of the waiver are subject to the terms and conditions of the Amended and Restated Investment Advisory Agreement, dated September 1, 2003 and as amended from time to time, between the Trust and SSgA FM.

SSGA FUNDS MANAGEMENT, INC.


By: /s/ James Ross
    ---------------------------------
Name: James Ross
Title: President